Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Flowco Holdings Inc. of our report dated March 19, 2025, except for the effects of the reorganization of entities under common control and the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is February 4, 2026, relating to the financial statements, which appears in Flowco Holdings Inc.'s Current Report on Form 8-K dated February 4, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 4, 2026